EXHIBIT 21.1

SUBSIDIARIES OF ATLAS ENERGY GROUP, LLC

Name	Jurisdiction
New Atlas Holdings, LLC	Delaware
Atlas Energy Company, LLC	Delaware
Atlas Noble, LLC	Delaware
Atlas Lightfoot, LLC	Delaware
Atlas Growth Partners GP, LLC	Delaware
Atlas Growth Partners, L.P.	Delaware
Atlas Growth Eagle Ford, LLC	Texas
Atlas Growth Holdings Operating Company, LLC	Delaware
Atlas Growth Eagle Ford Operating Company, LLC	Texas
Atlas Growth Texas, LLC	Texas
Atlas Growth Oklahoma, LLC	Oklahoma
Atlas Energy Resource Services, Inc.	Delaware
Titan Energy Management, LLC	Delaware